As filed with the Securities and Exchange Commission on July 14, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXPRESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2828128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Express Drive Columbus, Ohio	43230
(Address of Principal Executive Offices)	(Zip Code)

Express, Inc. 2010 Incentive Compensation Plan

(Full title of the plan)

Matthew C. Moellering

Express, Inc.

Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary

1 Express Drive

Columbus, Ohio 43230

(614) 474-4001

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

William R. Burke

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	1,315,500(3)	$17.00	$22,363,500	$1,595
Common Stock, par value $0.01 per share	13,684,500(4)	$15.66	$214,299,270	$15,280
Total	15,000,000 shares		$236,662,770	$16,875

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, as amended. The price per share and aggregate offering price are calculated on the basis of (a) $17.00, the exercise price of the 1,315,500 shares subject to outstanding stock option grants under the Express, Inc. 2010 Incentive Compensation Plan (the “2010 Plan”) and (b) $15.66, the average of the high and low sale prices of our common stock on the New York Stock Exchange on July 9, 2010, in accordance with Rule 457(c) under the Securities Act, as amended, for 12,500 shares subject to outstanding restricted stock units under the 2010 Plan and 13,672,000 shares available for future issuance under the 2010 Plan.
(3)	Consists of shares of common stock issuable upon exercise of stock options that are currently outstanding under the 2010 Plan.
(4)	Consists of 12,500 shares of common stock subject to restricted stock units that are currently outstanding under the 2010 Plan and subject to vesting and 13,672,000 shares of common stock available for future issuance under the 2010 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plan covered by this registration statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Express, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s prospectus filed on May 13, 2010 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-164906);

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2010, filed with the Commission on June 16, 2010; and

(c) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-34742) filed with the Commission on May 12, 2010, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP, Chicago, Illinois. Kirkland & Ellis LLP represents entities affiliated with Golden Gate Private Equity, Inc., which owns shares of the Company’s common stock, in connection with various legal matters. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Golden Gate Private Equity, Inc.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s certificate of incorporation provides that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. The Company has also entered into an indemnification priority agreement with each of Golden Gate Private Equity, Inc. and Limited Brands, Inc. to clarify the priority of advancement of expenses and indemnification obligations among the Company, its subsidiaries and any of the Company’s directors appointed by Golden Gate Private Equity, Inc. or its affiliates and Limited Brands, Inc. and its affiliates and other related matters.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers. The Underwriting Agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-164906) provides for indemnification to our directors and officers by the underwriters party thereto against certain liabilities incurred in connection with the Company’s initial public offering.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 14, 2010.

EXPRESS, INC.

By:	/s/ Matthew C. Moellering
Name: Matthew C. Moellering
Title: Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Matthew C. Moellering and Stefan L. Kaluzny, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 14, 2010.

Signature	Title

/s/ Michael A. Weiss Michael A. Weiss	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Matthew C. Moellering Matthew C. Moellering	Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary (Principal Accounting and Financial Officer)

/s/ Michael F. Devine, III Michael F. Devine, III	Director

/s/ David C. Dominik David C. Dominik	Director

/s/ Timothy J. Faber Timothy J. Faber	Director

/s/ Stefan L. Kaluzny Stefan L. Kaluzny	Director

/s/ Jennie W. Wilson Jennie W. Wilson	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of Express, Inc.

4.2	Bylaws of Express, Inc.

4.3	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Express, Inc. 2010 Incentive Compensation Plan (incorporated by reference from Exhibit 10.10 to the Registrant’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).